UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

January 14, 2013

TNP Strategic Retail Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54376	90-0413866
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Main Street, Suite 700

Irvine, California 92614

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (949) 833-8252

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On January 14, 2013, TNP Strategic Retail Trust, Inc. (the “Company”) received a letter of default (the “Default Letter”) from DOF IV REIT Holdings, LLC (“DOF”) in connection with that certain Guaranty of Recourse Obligations dated as of November 9, 2012 by the Company and Anthony W. Thompson, an individual (“Thompson”), for the benefit of DOF, pursuant to which the Company and Thompson guaranteed the obligations of TNP SRT Lahaina Gateway, LLC, a Delaware limited liability company (“TNP SRT Lahaina”), an indirect subsidiary of TNP Strategic Retail Operating Partnership, LP, the Company’s operating partnership (the “Operating Partnership”), under that certain Loan Agreement dated as of November 9, 2012 by and between TNP SRT Lahaina and DOF (the “Loan Agreement”) for a loan in the aggregate principal amount of $29,000,000 (the “Lahaina Loan”). The Default Letter states that two (2) Events of Default exist under the Loan Agreement as a result of the failure of TNP SRT Lahaina to (i) pay a deposit into the Rollover Account, and (ii) pay two (2) mandatory principal payments. DOF is requesting payment of the missed deposit into the Rollover Account, the two (2) mandatory principal payments, and late payment charges and default interest in the aggregate amount of $1,280,515.75 (the “Obligations”) by 5:00 p.m. Friday, January 18, 2013. The Obligations are now fully recourse to the Company and Thompson up to $2,000,000. DOF can, in its discretion, accelerate the entire amount of the Lahaina Loan. The Company is actively negotiating a forbearance agreement with DOF and pursuing appropriate cure provisions. If the Company is unsuccessful in negotiating a forbearance agreement or unable to cure the Events of Default, DOF may foreclose on the Company’s Lahaina Gateway property.

The material terms of the Loan Agreement and Guaranty of Recourse Obligations described in this Item 2.04 are qualified in their entirety by the agreements previously filed as Exhibits 10.8 and 10.10 to the Company’s Current Report on Form 8-K filed on November 14, 2012, which agreements are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TNP STRATEGIC RETAIL TRUST, INC.

Date: January 18, 2013	By:	/s/ Dee R. Balch
Dee R. Balch
Chief Financial Officer